Exhibit 10.15

PURCHASE AGREEMENT

AND ESCROW INSTRUCTIONS

Between

RYAN ANKENY, LLC

as Seller

and

SERIES C, LLC

as Buyer

SEPTEMBER 27, 2012

PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS

DATED:	Dated to be effective as of September 27, 2012 (the “Effective Date”).

PARTIES:	This Purchase Agreement and Escrow Instructions is between RYAN ANKENY, LLC, as “Seller”, and SERIES C, LLC, as “Buyer”.

WHEREAS, as of the Effective Date, Seller is the fee title owner of that certain improved property located at 5500 Southeast Delaware Avenue, Ankeny, Iowa, as legally described on Exhibit A attached hereto (the “Real Property”);

WHEREAS, as of the Effective Date, the Real Property is being improved with a building containing approximately 450,139 square feet (the “Building”) which Real Property and Building are leased to The Toro Company (“Tenant”) in accordance with a written lease dated March 14, 2012 (the “Lease”). The Real Property, the Building, the improvements to the Real Property (the “Improvements”), the personal property, if any, of Seller located on the Real Property and Seller’s interest in the Lease and all rents issued and profits due or to become due thereunder are hereinafter collectively referred to as the “Property”; and

WHEREAS, Buyer desires to purchase the Property from Seller and Seller desires to sell the Property to Buyer free and clear of all liens, all as more particularly set forth in this Purchase Agreement and Escrow Instructions (the “Agreement”).

NOW THEREFORE, in consideration of the promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer (the “Parties” or a “Party”) hereby agree as follows:

1. INCORPORATION OF RECITALS. All of the foregoing Recitals are hereby incorporated as agreements of the Parties.

2. BINDING AGREEMENT. This Agreement constitutes a binding agreement between Seller and Buyer for the sale and purchase of the Property subject to the terms set forth in this Agreement. Subject to the limitations set forth in this Agreement, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. This Agreement supersedes all other written or verbal agreements between the Parties concerning any transaction embodied in this Agreement. No claim of waiver or modification concerning the provision of this Agreement shall be made against a Party unless based upon a written instrument signed by such Party.

3. INCLUSIONS IN PROPERTY.

(a) The Property. The term “Property” shall also include the following:

(1) all tenements, hereditaments and appurtenances pertaining to the Real Property;

(2) all mineral, water and irrigation rights of Seller, if any, running with or otherwise pertaining to the Real Property;

(3) all interest, if any, of Seller in any road adjoining the Real Property;

(4) all interest, if any, of Seller in any award made or to be made or settlement in lieu thereof for damage to the Property by reason of condemnation, eminent domain or exercise of police power;

(5) all of Seller’s interest in the Building, the Improvements and any other improvements and fixtures on the Real Property;

(6) all of Seller’s interest, if any, in any equipment, machinery and personal property on or used in connection with the Real Property (the “Personalty”);

(7) the Lease and security deposit, if any, now or hereafter due thereunder; and,

(8) all of Seller’s interest, to the extent transferable, in any permits and licenses (the “Permits”), warranties (specifically including, without limitation, any warranty of the general contractor with respect to construction of the Building and other Improvements on the Real Property and any warranty related to the roof of the Building, collectively, the “Warranties”), contractual rights and intangibles (including rights to the name of the improvements as well as all construction contracts, subcontracts, architectural/engineering plans and/or agreements and similar agreements) with respect to the design, development, construction, operation, maintenance, repair and/or improvement of the Property, to the extent transferable (the “Contracts”).

(b) The Transfer Documents. The Personalty shall be transferred by that certain bill of sale from Seller to Buyer, the agreed upon form of which is attached hereto as Exhibit B (the “Bill of Sale”); the Lease shall be transferred by that certain assignment and assumption of lease, the agreed upon form of which is attached hereto as Exhibit C (the “Assignment of Lease”); the Permits, Warranties and Contracts shall be transferred by that certain assignment and assumption agreement, the agreed upon form of which is attached hereto as Exhibit D (the “Assignment Agreement”); and the Real Property, the Building and the Improvements shall be transferred and conveyed by execution and delivery of Seller’s special warranty deed, the agreed upon form of which is attached hereto as Exhibit E (the “Deed”). The Bill of Sale, the Assignment of Lease, the Assignment Agreement and the Deed are hereinafter collectively referred to as the “Transfer Documents”. Notwithstanding the foregoing, in the event any Warranty transfer requires the approval of the applicable warrantor and/or satisfaction of any other conditions to such transfer, Seller shall obtain such approval and satisfy all such conditions no later than COE (as defined below), including, without limitation, payment of any fees relating thereto.

4. PURCHASE PRICE. The price to be paid by Buyer to Seller for the Property is TWENTY-TWO MILLION FOUR HUNDRED SEVENTY THOUSAND TWO HUNDRED FORTY-THREE and NO/100 DOLLARS ($22,470,243.00) (the “Purchase Price”), subject to adjustment as provided herein, payable as follows:

(a) One Million and No/100 Dollars ($1,000,000.00) earnest money (said deposit, together with any and all interest earned or accrued thereon, the “Earnest Money Deposit”) to be deposited in escrow with First American Title National Commercial Services, The Esplanade Commercial Center, 2425 E. Camelback Road, Suite 300, Phoenix, Arizona 85016, Attention: Brandon Grajewski (“Escrow Agent”) not later than five (5) business days following the receipt by Escrow Agent of a fully-executed original of this Agreement (said receipt by Escrow Agent of both a fully-executed original of this Agreement and the Earnest Money Deposit, the “Opening of Escrow”), which Earnest Money Deposit is to be held by Escrow Agent until released to Seller or Buyer as provided herein or paid to Seller at close of escrow (“COE”); and

(b) Twenty-One Million Six Hundred Ninety Thousand and No/100 Dollars ($21,470,243.00) in additional cash, or other immediately available funds (as may be increased or decreased by such sums as are required to take into account any additional deposits, prorations, credits, or other adjustments required by this Agreement), to be deposited in escrow with Escrow Agent on or before COE, which sum is to be held by Escrow Agent until cancellation of this Agreement as provided herein or paid to Seller by wire transfer at COE.

The Purchase Price shall be an amount equal to the result obtained by dividing (a) the first year’s Basic Rent by (b) six and fifteen one-hundredths percent (6.15%). In the event the Basic Rent is modified after the date hereof, the parties shall enter into an amendment to this Agreement documenting the revised Purchase Price, which, in all events, shall be calculated by the above formula.

5. DISPOSITION OF EARNEST MONEY DEPOSIT. Seller and Buyer hereby instruct Escrow Agent to place the Earnest Money Deposit in a federally insured interest-bearing passbook account on behalf of Seller and Buyer. The Earnest Money Deposit shall be applied as follows:

(a) if Buyer cancels this Agreement as Buyer is so entitled to do as provided in this Agreement, the Earnest Money Deposit shall be paid immediately to Buyer;

(b) if the Earnest Money Deposit is forfeited by Buyer pursuant to this Agreement, then except as otherwise provided in Section 20(b), such Earnest Money Deposit shall be paid to Seller as Seller’s agreed and total liquidated damages, it being acknowledged and agreed that it would be difficult or impossible to determine Seller’s exact damages; and

(c) if escrow closes, the Earnest Money Deposit shall be credited to Buyer, automatically applied against the Purchase Price and paid to Seller at COE.

6. PRELIMINARY TITLE REPORT AND OBJECTIONS. Within ten (10) days after the Opening of Escrow, Escrow Agent shall deliver a current title commitment (the “Report”) for an ALTA extended coverage title insurance policy (the “Owner’s Policy”) on the Property to Buyer and Seller. The Report shall show the status of title to the Property as of the date of the Report and shall also describe the requirements of Escrow Agent for the issuance of the Owner’s Policy as described herein. The cost of the Report and the Owner’s Policy in the amount of the purchase price shall be paid by the Seller; provided, however, that any additional costs for an extended coverage policy, endorsements thereto (excluding, however, those endorsements required to cure one or more Objectionable Matters (as hereinafter defined), which endorsements shall be issued at Seller’s sole cost and expense), or any lender’s title policy shall be paid by Buyer. In addition to the Report, Escrow Agent shall simultaneously deliver to Buyer and Seller legible copies of all documents identified in Part Two of Schedule B of the Report.

If Buyer is dissatisfied with any exception to title as shown in the Report and/or any matter disclosed by any survey delivered to Buyer as part of Seller’s Diligence Materials (collectively, the “Objectionable Matters”), then Buyer may either, by giving written notice thereof to Escrow Agent on or before expiration of the Study Period (as defined below), (a) cancel this Agreement, whereupon the Earnest Money Deposit shall be returned to Buyer together with all documents deposited in escrow by Buyer, or (b) provisionally accept the title subject to Seller’s agreement, at Seller’s option, to cause the removal of or otherwise cure the Objectionable Matters, in which case Seller shall (at its sole cost) remove or otherwise cure the Objectionable Matters before COE. Seller shall notify Buyer in writing within five (5) days after receiving Buyer’s written notice of disapproval or objection if Seller does not intend to remove (or cause the Escrow Agent to endorse over to Buyer’s satisfaction) or otherwise cure any such Objectionable Matters. Seller’s lack of response shall be deemed as Seller’s election not to remove or otherwise cure the Objectionable Matters prior to COE. If written notice of dissatisfaction is not timely given by Buyer to Seller pursuant to this Section 6, then Buyer shall be deemed to have disapproved of the condition of the title of the Property as shown by the Report, and shall have elected to terminate this Agreement, whereupon the Earnest Money Deposit shall be returned to Buyer and all other obligations under this Agreement shall terminate.

In the event the Report is amended to include new exceptions that are not set forth in a prior Report or in the event the Survey (as defined in Section 9 below) discloses any matters reasonably objectionable to Buyer that were not disclosed on a prior survey delivered by Seller to Buyer or otherwise discovered by or known to Buyer, Buyer shall have until the later of (i) the expiration of the Study Period, or (ii) the date that is five (5) business days after Buyer’s receipt of either (y) the amended Report and copies of the documents identified in the new exceptions or new requirements or (z) the Survey, as applicable, within which to cancel this Agreement and receive a refund of the Earnest Money Deposit or to provisionally accept the title subject to Seller’s agreement to cause the removal of or otherwise cure any disapproved exceptions or objections (also, “Objectionable Matters”). Seller shall notify Buyer in writing within five (5) days after receiving Buyer’s written notice of disapproval or objection if Seller does not intend to remove (or cause the Escrow Agent to endorse over to Buyer’s satisfaction) or otherwise cure any such additional Objectionable Matters. Seller’s lack of response shall be deemed as Seller’s election not to remove or otherwise cure the Objectionable Matters prior to COE.

If Seller serves notice to Buyer that Seller does not intend to remove or otherwise cure such Objectionable Matters before COE, or if Seller is deemed to have elected not to remove such Objectionable Matters, Buyer shall, within five (5) days thereafter, notify Seller and Escrow Agent in writing of Buyer’s election to either (i) terminate this Agreement, whereupon the Earnest Money Deposit shall be returned to Buyer and all other obligations under this Agreement shall terminate, or (ii) Buyer may waive such Objectionable Matters and the transaction shall close as scheduled. If Seller agrees to remove or otherwise cure the Objectionable Matters but fails or is unable to do so by the scheduled COE date, or if Buyer otherwise receives notice that Seller has failed or refused to remove or otherwise cure the Objectionable Matters, Buyer shall, within five (5) days after either said COE date or its receipt of notice of such failure or inability, notify Seller and Escrow Agent in writing of Buyer’s election to either (i) terminate this Agreement, whereupon the Earnest Money Deposit shall be returned to the Buyer and all other obligations under this Agreement shall terminate, or (ii) waive such Objectionable Matters whereupon the transaction shall close five (5) business days after Buyer notifies Seller of such election. If written notice of such election is not timely given by Buyer pursuant to the foregoing sentence, then Buyer shall be deemed to have elected to terminate this Agreement as set forth in such sentence. If Buyer elects to terminate this Agreement pursuant to this Section 6, it shall, upon the request of Seller, execute a quit claim deed of the Property to Seller, or execute such other documentation as reasonably requested by Seller to terminate this Agreement and transfer to Seller any equitable interest in the Property that Buyer may have by reason of this Agreement. The requirement to execute such documentation shall survive the expiration or sooner termination of this Agreement.

7. BUYER’S STUDY PERIOD.

(a) The Study Period. Buyer shall have until 11:59 p.m. MST on the later of the (i) thirtieth (30th) day after the Opening of Escrow, (ii) thirtieth (30th) day after Buyer’s receipt of Seller’s written notice to Buyer certifying that Seller has delivered to Buyer or made available to Buyer via web portal all of Seller’s Diligence Materials (as hereinafter defined), or (iii) tenth (10th) day after Buyer’s receipt of the Survey (the “Study Period”) (provided, however, that the Study Period, as it may be determined pursuant to Subsection 7(a)(iii), may not, in any event, exceed forty (40) days after the Opening of Escrow), at Buyer’s sole cost, within which to conduct and approve any investigations, studies or tests deemed necessary by Buyer, in Buyer’s sole discretion, to determine the feasibility of acquiring the Property, including, without limitation, Buyer’s right to: (x) review and approve the Survey, the Lease, and the Contracts; (y) meet and confer with Tenant (provided, however, Seller shall have the right, but no obligation, to have a representative present for any such meeting or conference); and, (z) obtain, review and approve an environmental study of the Real Property and Building (collectively, “Buyer’s Diligence”).

(b) Right of Entry. Subject to the terms of the Lease and the prior rights of the Tenant of the Property, Seller hereby grants to Buyer and Buyer’s agents, employees and contractors the right to enter upon the Property, at any time or times prior to COE, upon reasonable notice to Seller, to conduct Buyer’s Diligence. Buyer agrees to use reasonable efforts not to unreasonably disturb or interfere with the Seller’s construction or the Tenant in its use and occupancy of the Property or its business operations at the Property. Such entry shall be at times mutually agreeable to Buyer and the Tenant and both Seller and Tenant reserve the right to have a representative present during any such entry; provided, however, the election by Seller not to or inability by Seller to have a representative present during any such entry shall not prohibit, prevent, limit or restrict Buyer’s rights under this Section 7(b). In consideration therefor, Buyer shall and does hereby agree to indemnify and hold Seller and the Tenant harmless from any and all liabilities, claims, losses or damages, including, but not limited to, court costs and attorneys’ fees, which may be incurred by Seller or the Tenant, as the case may be, as a direct result of Buyer’s Diligence or entry upon the Property. Buyer’s indemnity and hold harmless obligation shall survive cancellation of this Agreement or COE. Notwithstanding the foregoing, Buyer agrees that it shall not conduct any invasive testing of any part of the Property without Seller’s prior written consent.

(c) Cancellation. Unless Buyer so notifies Seller or Escrow Agent, in writing, on or before the end of the Study Period (with respect to all matters other than the Post-Construction Diligence (as hereinafter defined)) or Extended Study Period (with respect to the Post-Construction Diligence), as applicable, of Buyer’s acceptance of Buyer’s Diligence and waiver of the contingencies as set forth in this Section 7, this Agreement shall be canceled and the Earnest Money Deposit shall be returned immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement. If Buyer elects to terminate this Agreement pursuant to this Section 7, it shall, upon the request of Seller, execute a quit claim deed of the Property to Seller, or execute such other documentation as reasonably requested by Seller to terminate this Agreement and transfer to Seller any equitable interest in the Property that Buyer may have by reason of this Agreement. The requirement to execute such documentation shall survive the expiration or sooner termination of this Agreement.

(d) Tenant Right of First Refusal or Right of First Offer. Notwithstanding the fact that the Lease may contain a tenant right of first refusal or right of first offer (either such right, a “ROFR”), Buyer hereby agrees that the Study Period shall commence and run as set forth in Section 7(a) above, and commencement thereof shall not be tolled pending receipt of a written waiver of such ROFR by Tenant; provided, however, that in return therefor, Seller hereby agrees that, in the event Tenant does give notice of its intent to exercise the ROFR or does actually exercise the ROFR, Seller shall promptly reimburse to Buyer all reasonable out-of-pocket and third-party property diligence expenses incurred by Buyer, including, without limitation, reasonable attorneys’ fees and costs; provided, however, that such reimbursement shall not exceed Twenty-Five Thousand Dollars ($25,000.00). Notwithstanding the foregoing, so long as Escrow Agent acknowledges that Tenant’s failure to exercise its option in writing is deemed to be an effective waiver of such option under the Lease and agrees to issue the Policy without taking exception to the ROFR, nothing herein shall be deemed to require a written waiver of the ROFR from Tenant.

(e) Property Condition Report. Seller acknowledges that Buyer must receive, review and approve (i) a written report summarizing the results of an on-site inspection of the physical condition of the Property (the “PCR”), and (ii) a municipal information summary report (the “Zoning Report”) as a condition to Buyer’s acceptance of the Property (collectively, the “Post-Construction Diligence”). Buyer or its representatives shall order the PCR and the Zoning Report promptly after receipt of notice from Seller of the substantial completion of the Improvements (the “Completion Confirmation”) and, notwithstanding the provisions of Section 7(a) above, Buyer shall have until thirty (30) days after its receipt of the Completion Confirmation (the “Extended Study Period”) to identify any matters reasonably objectionable to Buyer disclosed by the PCR and/or the Zoning Report that were not disclosed to Buyer by Seller or otherwise discovered by or known to Buyer prior to expiration of the Study Period (the “Post-Construction Objections”), then Buyer may either, by giving written notice thereof to Seller (the “Post-Construction Objection Notice”) prior to the expiration of the Extended Study Period, (a) to the extent the Post-Construction Objections would require, in the reasonable business judgment of Buyer, in excess of $250,000.00 in the aggregate to remedy, cancel this Agreement, whereupon the Earnest Money Deposit shall be returned to Buyer together with all documents deposited in escrow by Buyer, or (b) provisionally accept the Property subject to Seller’s agreement to cure the Post-Construction Objections. Seller shall notify Buyer in writing within three (3) business days after receiving the Post-Construction Objection Notice whether Seller intends to so cure such Post-Construction Objections. Seller’s lack of response shall be deemed as Seller’s refusal to cure such Post-Construction Objections prior to COE. If Seller agrees to cure the Post-Construction Objections but fails or is unable to do so by the scheduled COE date, Seller must escrow an amount equal to One Hundred Twenty-Five Percent (125%) of the estimated cost to cure such uncured Post-Construction Objections (the “Post-Construction Objections Escrow”), whereupon the transactions contemplated by this Agreement shall close on the scheduled COE date. The Post-Construction Objections Escrow shall be deducted by the Escrow Agent from the Purchase Price and shall be held by Escrow Agent pursuant to the terms of a commercially reasonable post-closing holdback agreement executed by Seller, Buyer and Escrow Agent, which shall provide, in part, for the release of the Post-Construction Objections Escrow to Seller upon Buyer’s reasonable satisfaction that the Post-Construction Objections have been cured.

After Closing, Seller and its agents and contractors shall have access to the Property to the limited extent necessary to complete its cure of the Post-Construction Objections, subject to the rights of Tenant under the Lease. If Buyer has not received evidence reasonably satisfactory to Buyer that all Post-Construction Objections have been completed within the earlier of (a) sixty (60) days following COE, or (b) prior to the expiration of any deadline for completion of such matters set forth in the Lease, then Buyer shall be entitled, but not obligated, to undertake the cure of any remaining Post-Construction Objections and in connection therewith shall be entitled to retain up to the entire balance of the Post-Construction Objections Escrow upon presentation to Escrow Agent of invoices and other receipts for expenses reasonably incurred in connection therewith. Further, upon presentation by Buyer of evidence reasonably satisfactory to Seller that Buyer expended amounts in excess of the amount of the Post-Construction Objections Escrow to complete the cure of such Post-Construction Objections, Seller shall pay or cause to be paid to Buyer an amount equal to such excess within fifteen (15) days after receipt of such evidence. The provisions of this Section 7 shall survive COE.

8. DELIVERY OF SELLER’S DILIGENCE MATERIALS. Seller agrees to deliver to Buyer contemporaneously with the Opening of Escrow or by making available to Buyer via web portal not later than the Opening of Escrow all information in Seller’s possession or control relating to the leasing, operating, maintenance, repair, zoning (including any zoning verification letters), platting, engineering, soil tests, water tests, environmental tests or reports, construction (including the Certificate of Occupancy for the Property), master planning, architectural drawings and like matters regarding the Property and/or the Tenant (collectively, “Seller’s Diligence Materials”), all at no cost to Buyer. The foregoing deliveries shall include, but not be limited to, to the extent such items exist and are in Seller’s possession and/or control, copies of all: (i) books of account and records for the Property for Seller’s period of ownership thereof; (ii) the Lease, including all amendments thereto, guaranties thereof and assignments thereof, if any; (iii) the maintenance history of the Property for Seller’s period of ownership thereof; (iv) current maintenance and listing contracts for the Property including any amendments thereto; (v) all claims or suits by Tenant or third parties involving the Property or the Lease or any Contracts (whether or not covered by insurance); (vi) a list of all claims or suits by or against Seller regarding the Property for Seller’s period of ownership thereof; (vii) the site plan with respect to the Property; (viii) copies of all Contracts, Warranties and Permits; and (ix) any other documents or other information in the possession and/or control of Seller pertaining to the Property. Should Seller receive new or updated information regarding any of the matters set forth in this Section 8(a) after the Effective Date and prior to COE, Seller will promptly notify Buyer of such fact and will promptly deliver complete copies thereof to Buyer or make the same available to Buyer via web portal.

9. THE SURVEY. Promptly after the Opening of Escrow, Buyer shall cause a surveyor licensed in the State of Iowa to complete and deliver to Escrow Agent and Buyer a current, certified ALTA As-Built survey of the Real Property, Building and Improvements (the “Survey”), all at Buyer’s sole expense, whereupon the legal description in the Survey shall control over the description in Exhibit A attached hereto to the extent they may be inconsistent. The Survey shall set forth the legal description and boundaries of the Property and all easements, encroachments and improvements thereon.

10. IRS SECTION 1445. Seller shall furnish to Buyer in escrow by COE a sworn affidavit (the “Non-Foreign Affidavit”) stating under penalty of perjury that Seller is not a “foreign person” as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the “Tax Code”). If Seller does not timely furnish the Non-Foreign Affidavit, Buyer may withhold (or direct Escrow Agent to withhold) from the Purchase Price an amount equal to the amount required to be so withheld pursuant to Section 1445(a) of the Tax Code, and such withheld funds shall be deposited with the Internal Revenue Service as required by such Section 1445(a) and the regulations promulgated thereunder. The amount withheld, if any, shall nevertheless be deemed to be part of the Purchase Price paid to Seller.

11. DELIVERY OF POSSESSION. Seller shall deliver possession of the Property to Buyer at COE subject only to the rights of Tenant under the Lease and parties in interest pursuant to easements, covenants, and other documents of record.

12. BUYER’S CONDITIONS PRECEDENT. In addition to all other conditions precedent set forth in this Agreement, Buyer’s obligations to perform under this Agreement and to close escrow are expressly subject to the following:

(a) the delivery by Seller to Escrow Agent, for delivery to Buyer at COE, of the executed original Transfer Documents;

(b) the issuance of the Owner’s Policy (or a written commitment therefor) subject only to those matters approved or deemed approved by Buyer pursuant to this Agreement;

(c) the delivery by Seller to Buyer at COE of all abatements in rent under the Lease resulting from a casualty or condemnation affecting the Property or pre-paid rents (pro-rated to the date of COE as provided herein), if any, in the form of a credit in favor of Buyer against the Purchase Price;

(d) the deposit by Seller with Buyer not later than three (3) days prior to COE of (i) an original estoppel certificate, consistent with the form required to be provided by Tenant pursuant to the Lease, dated not more than thirty (30) days prior to COE, stating, subject to Section 40 below, that there are no unperformed or “punchlist” construction items, no unpaid tenant improvement allowances or leasing commissions, and otherwise reasonably acceptable to Buyer, executed by Tenant and naming Buyer (or its designee) and any lender of which Buyer provides written notice to Seller pursuant to the notice provisions hereof (“Lender”) as addressees, and (ii) a subordination, non-disturbance and attornment agreement executed by Tenant, consistent with the form required to be provided by Tenant pursuant to the Lease and dated not more than thirty (30) days prior to COE;

(e) intentionally omitted;

(f) the deposit with Escrow Agent of an executed final lien waiver by the general contractor, an executed affidavit of Seller and such other documentation as may be reasonably required by Escrow Agent to allow for the deletion of the mechanics’ lien exception from the Owner’s Policy;

(g) the delivery by Seller to Buyer of the final Certificate of Occupancy for the Improvements;

(h) the delivery by Seller to Buyer of an architect’s affidavit in the form attached hereto as Exhibit F;

(i) intentionally omitted;

(j) the deposit with Escrow Agent of a letter from Seller to Tenant notifying the Tenant of the assignment of the Lease and requesting that future rent under the Lease be paid to Buyer;

(k) to the extent the Property is subject to zoning regulations, the receipt by Buyer prior to the expiration of the Study Period of evidence reasonably satisfactory to Buyer that the Property is properly zoned for its intended use and that the Property is in full compliance with all such zoning regulations, which shall be provided by Buyer at Buyer’s sole expense;

(l) there has been no “Insolvency Event” with respect to the Tenant. As used in this subsection (l), an “Insolvency Event” shall have occurred if the Tenant becomes insolvent within the meaning of the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as amended (the “Bankruptcy Code”), files or notifies Seller or any affiliate of Seller that it intends to file a petition under the Bankruptcy Code, initiates a proceeding under any similar law or statute relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts (collectively, hereinafter, an “Action”), becomes the subject of either a petition under the Bankruptcy Code or an Action, or is not generally paying its debts as the same become due;

(m) Tenant has accepted possession of the Property and is contractually obligated to pay, and has commenced payment of, full rent pursuant to the Lease;

(n) delivery to Buyer of the original, fully-executed Lease, and a copy of all guaranties thereof, all exhibits, amendments and other modifications thereto, if any; and

(o) delivery to Buyer of originals of the Contracts, Warranties and Permits, if any, in the possession of Seller or Seller’s agents, including, without limitation, any warranties covering the roof or any other part of the Improvements, and any correspondence with respect thereto, together with such non-proprietary leasing and property manuals, files and records which are material in connection with the continued operation, leasing and maintenance of the Property.

If the foregoing conditions have not been satisfied by the specified date or COE as the case may be, then Buyer shall have the right, at Buyer’s sole option, by giving written notice to Seller and Escrow Agent, to (i) cancel this Agreement, whereupon the Earnest Money Deposit shall be paid immediately by Escrow Agent to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement, or (ii) extend such specified date or COE, as applicable, for such amount of time as Buyer deems reasonably necessary to allow Seller to satisfy such conditions. If Buyer elects to terminate this Agreement pursuant to this Section 12, it shall, upon the request of Seller, execute a quit claim deed of the Property to Seller, or execute such other documentation as reasonably requested by Seller to terminate this Agreement and transfer to Seller any equitable interest in the Property that Buyer may have by reason of this Agreement. The requirement to execute such documentation shall survive the termination of this Agreement.

13. SELLER’S REPRESENTATIONS WARRANTIES AND COVENANTS.

(a) Seller hereby represents and warrants to Buyer as of the Effective Date and again as of COE that:

(i) this transaction will not in any way violate any other agreements to which Seller is a party;

(ii) Seller has full power and authority to execute, deliver and perform under this Agreement as well as under the Transfer Documents, the agreed upon forms of which are attached hereto as Exhibits;

(iii) the execution, delivery and performance of this Agreement and the Transfer Documents, the agreed upon forms of which are attached hereto as Exhibits, have not and will not constitute a breach or default under any other agreement, law or court order under which Seller is a party or may be bound;

(iv) no consent of any third party is required in order for Seller to enter into this Agreement and perform Seller’s obligations hereunder;

(v) any existing financing obtained by Seller and secured by the Property or any part thereof shall be satisfied and discharged in full at or prior to COE and any liens or encumbrances relating thereto shall be terminated and released of record at or prior to COE;

(vi) there are no suits or claims pending with respect to or in any manner affecting the Property or the Tenant;

(vii) Seller has not taken any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land-use limitations, upon the Property, or any portion thereof, or its potential use;

(viii) no default of Seller exists under the Lease; Seller has sent no written notice of default to Tenant and no default of Tenant exists under the Lease;

(ix) to the extent Seller is the original Landlord under the Lease, the Lease was negotiated in an arms-length transaction; and

(x) no default of Seller exists under any of the Contracts.

(b) Seller hereby represents and warrants to Buyer as of the Effective Date and again as of COE, to Seller’s actual knowledge, that:

(i) there are no unrecorded leases (other than the Lease), liens or encumbrances which may affect title to the Property and Seller does not have any defeasance, lender approval or prepayment obligations with respect to any existing financing which will delay the originally-scheduled COE;

(ii) no notice of violation has been issued with regard to any applicable regulation, ordinance, requirement, covenant, condition or restriction relating to the present use or occupancy of the Property by any person, authority or agency having jurisdiction;

(iii) there are no intended public improvements which will or could result in any charges being assessed against the Property which will result in a lien upon the Property except as may be disclosed in the Report;

(iv) there is no impending or contemplated condemnation or taking by inverse condemnation of the Property, or any portion thereof, by any governmental authorities;

(v) there are no suits or claims threatened with respect to or in any manner affecting the Property or the Tenant, nor does Seller know of any circumstances which should or could reasonably form the basis for any such suits or claims which have not been disclosed in writing to Buyer by Seller;

(vi) Seller has not entered into and there is not existing any other agreement, written or oral, under which Seller is or could become obligated to sell the Property, or any portion thereof, to a third party;

(vii) there are no pending proceedings, the object of which would be to change the present zoning or other land-use limitations;

(viii) Seller has not received any notice or correspondence from Tenant or Tenant’s agents indicating Tenant’s intent to amend, modify or terminate the Lease;

(ix) no default of any party to any of the Contracts (other than Seller) exists under any of the Contracts;

(x) except as set forth in Seller’s Diligence Materials, Seller has no actual knowledge that there exists or has existed, and Seller itself has not caused any generation, production, location, transportation, storage, treatment, discharge, disposal, release or threatened release upon, under or about the Property of any Hazardous Materials. “Hazardous Materials” shall mean any flammables, explosives, radioactive materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any material containing asbestos (including, without limitation, vinyl asbestos tile), or any other substance or material, defined as a “hazardous substance” by any federal, state, or local environmental law, ordinance, rule or regulation including, without limitation, the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Federal Hazardous Materials Transportation Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, and the rules and regulations adopted and promulgated pursuant to each of the foregoing;

(xi) except as set forth in Seller’s Diligence Materials, there is not now, nor has there ever been, on or in the Property underground storage tanks, any asbestos-containing materials or any polychlorinated biphenyls, including those used in hydraulic oils, electric transformers, or other equipment;

(xii) there are no proceedings pending for the increased valuation of the Real Property.

The phrase “to Seller’s actual knowledge” or a phrase of similar nature means the actual and not constructive knowledge of Casey Hankinson, Vice President of Development, and, as to the representations contained in Subsections 13(b)(x) and 13(b)(xi) above, Jon Blaha, Senior Environmental Specialist of Ryan Companies US, Inc., as of the Effective Date of this Agreement without any duty of inquiry or investigation. Seller hereby represents and warrants to Buyer that Jon Blaha and Casey Hankinson are the individuals most familiar with the Property, its operations, its condition and the matters set forth in Sections 13(a) and 13(b) hereof. There shall be no personal liability on the part of Jon Blaha or Casey Hankinson arising out of any of the Seller’s representations and warranties.

(c) Further, Seller hereby covenants to Buyer as of the Effective Date and prior to COE or the earlier termination of this agreement that:

(i) Seller will not enter into nor execute any agreement, written or oral, under which Seller is or could become obligated to sell the Property, or any portion thereof, to a third party, without Buyer’s prior written consent;

(ii) Seller will not, without the prior written consent of Buyer, take any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land-use limitations, upon the Property, or any portion thereof, or its potential use;

(iii) except for any item to be prorated at COE in accordance with this Agreement, all bills or other charges, costs or expenses arising out of or in connection with or resulting from Seller’s use, ownership, or operation of the Property up to COE shall be paid in full by Seller or by Tenant;

(iv) all general real estate taxes, assessments and personal property taxes that have become due with respect to the Property (except for those that will be prorated at COE) have been paid or will be so paid by Seller prior to COE;

(v) between the Effective Date and COE or any earlier termination of this Agreement, Seller shall not execute or enter into any lease with respect to the Property or any part thereof, without Buyer’s prior written consent, which consent may be withheld at Buyer’s sole discretion,

(vi) Seller shall promptly deliver to Buyer a copy of any termination, amendment, modification, extension or waiver or any rights under the Lease executed or granted prior to expiration of the Study Period and Buyer shall have until the later of (y) the expiration of the Study Period, or (z) five (5) business days from its receipt thereof to terminate this Agreement;

(vii) Seller shall not terminate, amend, modify, extend or waive any rights under the Lease between the end of the Study Period and COE without Buyer’s prior written consent, which consent may be withheld at Buyer’s sole discretion;

(viii) between the Effective Date and COE or any earlier termination of this Agreement, Seller shall, at its sole cost:

(1) continue to operate the Property as heretofore operated by Seller subject to Tenant’s rights and obligations under the Lease and ensure that construction of the Improvements will be undertaken in accordance with the requirements of the Lease;

(2) from and after substantial completion of the Improvements, maintain or cause Tenant to maintain the Property in its current condition in accordance with the Lease;

(3) pay or cause Tenant to pay (as applicable pursuant to the Lease) prior to COE, all sums due for work, materials or services furnished or otherwise incurred in the construction, ownership, use or operation of the Property up to COE;

(4) comply or cause Tenant to comply, as required by the Lease, with all governmental requirements applicable to the Property;

(5) except as required by the Lease or a governmental agency, not place or permit to be placed on any portion of the Property any new improvements of any kind or remove or permit any improvements to be removed from the Property without the prior written consent of Buyer, which shall not be unreasonably withheld;

(6) without Buyer’s prior written consent, Seller shall not, by voluntary or intentional act or omission to act, further cause or create any easement, encumbrance, or mechanic’s or materialmen’s liens, and/or similar liens or encumbrances to arise or to be imposed upon the Premises or any portion thereof that effects title thereto; and

(7) use commercially reasonable efforts to cause Tenant to comply in all respects with the terms, covenants and conditions of the Lease;

(ix) if Buyer becomes subject to any action or claim pertaining to Hazardous Materials at the Property, other than Hazardous Materials caused by Buyer or released on the Property after COE, Seller shall and hereby does assign to Buyer, effective as of COE, all claims, counterclaims, defenses, or actions, whether at common law, or pursuant to any other applicable federal or state or other laws which Seller may have against any third parties (“Claims”) relating to the existence of any Hazardous Materials in, at, on, under or about the Property (including Hazardous Materials released on the Property prior to COE and continuing in existence on the Property at COE), provided, however, Seller reserves the right to assert such Claims to the extent Seller is subject to any action or claim pertaining to Hazardous Materials at the Property;

(x) Seller shall not, without the prior written consent of Buyer, provide a copy of, nor disclose any of the terms of, this Agreement to any appraiser, unless required by court order or applicable laws; and

(xi) should Seller receive notice or knowledge of any information regarding any of the matters set forth in this Section 13 after the Effective Date and prior to COE, Seller will promptly notify Buyer of the same in writing.

All representations and warranties made in this Agreement by Seller shall survive the execution and delivery of this Agreement and COE for a period of twelve (12) months; provided, however, Buyer’s election to close with actual knowledge of the breach of one or more of these representations or warranties shall be deemed to constitute a waiver by Buyer of the breach(es) of which Buyer has such actual knowledge. Seller shall and does hereby indemnify against and hold Buyer harmless from any loss, damage, liability and expense, together with all court costs and reasonable attorneys’ fees which Buyer may incur, by reason of any material misrepresentation by Seller or any material breach of any of Seller’s warranties which is incapable of cure or which Seller fails to cure within thirty (30) days after notice and demand for cure from Buyer. Seller’s indemnity and hold harmless obligations shall survive COE for a period of twelve (12) months.

Buyer acknowledges and agrees that if Buyer elects to purchase the Property, except for the express representations and warranties of Seller set forth above in this Section 13 or set forth in the Deed, Buyer will rely on its own due diligence inspections of the Property and Buyer will be acquiring the Property “AS IS, WHERE IS, WITH ALL FAULTS AND DEFECTS.” Except as otherwise provided in the express representations and warranties set forth above in this Section 13 and any representations and warranties set forth in any instrument or document executed in connection with the Closing (including without limitation, Seller’s Special Warranty Deed), Seller hereby specifically disclaims any representation or warranty, whether express, implied or statutory, whether oral or written, with respect to the Property.

14. BUYER’S REPRESENTATIONS WARRANTIES AND COVENANTS.

(a) Buyer hereby represents and warrants to Seller as of the Effective Date and again as of COE that:

(i) Buyer has full power and authority to execute, deliver and perform under this Agreement as well as under the Transfer Documents, the agreed upon forms of which are attached hereto as Exhibits;

(ii) there are no actions or proceedings pending or to Buyer’s knowledge, threatened against Buyer which may in any manner whatsoever affect the validity or enforceability of this Agreement or any of the documents, the agreed upon forms of which are attached hereto as Exhibits; and

(iii) the execution, delivery and performance of this Agreement and the Transfer Documents, the agreed upon forms of which are attached hereto as Exhibits, have not and will not constitute a breach or default under any other agreement, law or court order under which Buyer is a party or may be bound.

(b) Further, Buyer hereby covenants to Seller as of the Effective Date that:

(i) should Buyer receive notice or knowledge of any information regarding any of the matters set forth in this Section 14 after the Effective Date and prior to COE, Buyer will promptly notify Seller of the same in writing.

All representations and warranties made in this Agreement by Buyer shall survive the execution and delivery of this Agreement and COE for a period of twelve (12) months. Buyer shall and does hereby indemnify against and hold Seller harmless from any loss, damage, liability and expense, together with all court costs and attorneys’ fees, if awarded by a court of law, which Seller may incur, by reason of any material misrepresentation by Buyer or any material breach of any of Buyer’s warranties which is incapable of cure or which Buyer fails to cure within thirty (30) days after notice and demand from Seller. Buyer’s indemnity and hold harmless obligations shall survive COE for a period of twelve (12) months.

15. RENTS AND DEPOSITS. Seller and Buyer agree that, in addition to all other conditions and covenants contained herein, Seller shall deliver to Buyer and Escrow Agent not later than the day immediately prior to COE a written certification of Seller, to be true and accurate as of the date thereof and as of the date of COE, with respect to prepaid rents, including, without limitation, the amount thereof and the date to which such rents have been paid. Seller represents to Buyer that there was no security deposit paid by Tenant or required by Tenant under the Lease.

16. BROKER’S COMMISSION. Concerning any brokerage commission, the Parties agree as follows:

(a) the Parties warrant to one another that they have not dealt with any finder, broker or realtor in connection with this Agreement; and

(b) if any person shall assert a claim to a finder’s fee or brokerage commission on account of alleged employment as a finder or broker in connection with this Agreement, the Party under whom the finder or broker is claiming shall indemnify and hold the other Party harmless from and against any such claim and all costs, expenses and liabilities incurred in connection with such claim or any action or proceeding brought on such claim, including, but not limited to, reasonable counsel and witness fees and court costs in defending against such claim. The provisions of this subsection shall survive cancellation of this Agreement or COE.

17. CLOSE OF ESCROW. COE shall be on or before 5:00 p.m. CST on the tenth (10th) day after the later of (a) the expiration of the Extended Study Period, or (b) the date Buyer receives written evidence from Seller that Tenant has commenced paying rent under the Lease (the “Closing Date”). Buyer may extend the Closing Date for up to an additional fifteen (15) days upon delivery of written notice to extend the Closing Date to Escrow Agent prior to the original Closing Date.

18. ASSIGNMENT. This Agreement may not be assigned by Seller without the prior written consent of Buyer which consent shall not be unreasonably withheld. Buyer may assign its rights under this Agreement to an affiliate of Buyer without seeking or obtaining Seller’s consent. Such assignment shall not become effective until written notice of such assignment is delivered to Seller and the assignee executes an instrument whereby such assignee expressly assumes all unperformed obligations of Buyer under this Agreement, which instrument shall be delivered to Seller at or prior to COE. Buyer may also designate someone other than Buyer, as grantee and/or assignee, under the Transfer Documents by providing written notice of such designation at least five (5) days prior to COE. No assignment shall release or otherwise relieve Buyer from any obligations hereunder; provided, however, with respect to any assignment, if COE occurs, the assigning party (but not the assignee) shall be relieved of all its obligations arising under this Agreement before, on and after COE.

19. RISK OF LOSS. Seller shall bear all risk of loss, damage or taking of the Property which may occur prior to COE (any such loss, damage or taking a “Risk of Loss Event”). In the event of any Risk of Loss Event prior to COE which is “Material” (as defined below), Buyer may, at Buyer’s sole option, by written notice to Seller and Escrow Agent, cancel this Agreement whereupon the Earnest Money Deposit shall be paid immediately by Escrow Agent to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder. In the event of any Risk of Loss Event which does not result in a termination of this Agreement, then, except as otherwise provided in the Lease, Seller shall at COE and as a condition precedent thereto, pay Buyer or credit Buyer against the Purchase Price the amount of any insurance or condemnation proceeds, or assign to Buyer, as of COE and in a form reasonably acceptable to Buyer, all rights or claims for relief to the same.

As used herein, the term “Material” shall mean (i) with respect to a Risk of Loss Event related to casualty, such Risk of Loss Event results in (a) Tenant having a right of termination under the Lease and the Tenant does not waive such right of termination in writing prior to the date that is ten (10) days from the date that Buyer receives notice of the Risk of Loss Event, (b) Tenant having the right to permanently or temporarily abate or offset its rent under the Lease, (c) damage to the Property the cost of which to repair is reasonably estimated to exceed $400,000, or (d) damage to the Property that is not fully covered by insurance (unless Seller agrees in writing to contribute, as a credit to Buyer against the Purchase Price at COE, the full amount of such shortage); and (ii) with respect to a Risk of Loss Event related to condemnation, such Risk of Loss Event results in (a) Tenant having a right of termination under the applicable Lease and Tenant does not waive such right of termination in writing prior to the date that is ten (10) days from the date that Buyer receives notice of the Risk of Loss Event, (b) Tenant having a right to permanently or temporarily abate or offset its rent under the Lease, or (c) required repairs or renovations to the Property the cost of which is reasonably estimated to exceed $400,000.

20. REMEDIES.

(a) Seller’s Breach. If Seller breaches this Agreement, and fails to cure such breach within ten (10) days after receipt of written notice of such breach from Buyer, including, without limitation, a breach of any representation or warranty of Seller set forth herein, Buyer may, at Buyer’s sole option, either: (i) by written notice to Seller and Escrow Agent, cancel this Agreement whereupon the Earnest Money Deposit shall be paid immediately by Escrow Agent to Buyer, Seller shall promptly reimburse to Buyer its reasonable out-of-pocket and third-party property diligence expenses and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder; or (ii) seek specific performance against Seller in which event COE shall be automatically extended as necessary, provided, however, that Buyer must commence an action for specific performance within three (3) months after the scheduled COE or such right shall be deemed waived. The foregoing restriction on remedies shall not be deemed to limit Buyer’s right to seek actual (but not consequential) damages with respect to any breach discovered after Closing of Seller’s representations and warranties pursuant to Section 13. Notwithstanding the foregoing, if specific performance is unavailable as a remedy to Buyer because of Seller’s affirmative act or intentional omission, Buyer shall be entitled to pursue all rights and remedies available at law or in equity.

(b) Buyer’s Breach. If Buyer breaches this Agreement, as its sole remedy Seller shall be entitled to retain the Earnest Money Deposit in accordance with subsection 5(b) as Seller’s agreed and total liquidated damages, provided, however, in the event that Buyer has failed to pay any portion of the Earnest Money Deposit as required under this Agreement, Seller shall have the right to seek damages against Buyer in an amount equal to such unpaid portion of the Earnest Money Deposit. Seller hereby waives any right to seek any equitable or legal remedies against Buyer, provided, however, the foregoing restriction on remedies shall not be deemed to limit Seller’s right to seek actual (but not consequential) damages with respect to any breach by Buyer with respect to its indemnity obligations under this Agreement.

21. ATTORNEYS’ FEES. If there is any litigation to enforce any provisions or rights arising under this Agreement, the unsuccessful party in such litigation, as determined by the court, agrees to pay the successful party, as determined by the court, all costs and expenses, including, but not limited to, reasonable attorneys’ fees incurred by the successful party, such fees to be determined by the court. For purposes of this Section 21, a party will be considered to be the “successful party” if (a) such party initiated the litigation and substantially obtained the relief which it sought (whether by judgment, voluntary agreement or action of the other party, trial, or alternative dispute resolution process), (b) such party did not initiate the litigation and either (i) received a judgment in its favor, or (ii) did not receive judgment in its favor, but the party receiving the judgment did not substantially obtain the relief which it sought, or (c) the other party to the litigation withdrew its claim or action without having substantially received the relief which it was seeking.

22. NOTICES.

(a) Addresses. Except as otherwise required by law, any notice required or permitted hereunder shall be in writing and shall be given by personal delivery, or by deposit in the U.S. Mail, certified or registered, return receipt requested, postage prepaid, addressed to the Parties at the addresses set forth below, or at such other address as a Party may designate in writing pursuant hereto, or telecopy (fax), or any express or overnight delivery service (e.g., Federal Express), delivery charges prepaid, or by e-mail, read receipt requested, with an original notice to follow via one of the other methods of delivery contemplated by this Section 22:

if to Seller:	Ryan Ankeny, LLC
c/o Ryan Companies US, Inc.
50 South Tenth Street, Suite 300
Minneapolis, MN 55403-2012
Attn: Mr. Andy Finn
Tel.: (612) 492-4398
Fax: (612) 492-3398
E-mail: andy.finn@ryancompanies.com

with copies to:	Ryan Companies US, Inc.
50 South Tenth Street, Suite 300
Minneapolis, MN 55403-2012
Attn: Audra Williams, Esq.
Tel.: (612) 492-4423
Fax: (612) 492-3423
E-mail: audra.williams@ryancompanies.com

if to Buyer:	Series C, LLC
c/o Cole Real Estate Investments
2325 E. Camelback Road, Suite 1100
Phoenix, AZ 85016
Attn: Legal Department
Tel.: (602) 778-8700
Fax: (480) 449-7012
E-mail: tweiss@colecapital.com

with copies to:	Snell & Wilmer L.L.P.
One Arizona Center
400 E. Van Buren Street
Phoenix, AZ 85004
Attn: Kevin T. Lytle, Esq.
Tel.: (602) 382-6065
Fax: (602) 382-6070
E-mail: klytle@swlaw.com

If to Escrow Agent:	First American Title Insurance Company
2425 E. Camelback Road, Suite 400
Phoenix, AZ 85016
Attn: Mr. Brandon Grajewski
Tel.: (602) 567-8145
Fax: (602) 567-8101
E-mail: bgrajewski@firstam.com

(b) Effective Date of Notices. Notice shall be deemed to have been given on the date on which notice is delivered, if notice is given by personal delivery, telecopy, or e-mail, and on the date of deposit in the mail, if mailed or deposited with the overnight carrier, if used. Notice shall be deemed to have been received (i) on the date on which the notice is received, if notice is given by telecopy, e-mail, or personal delivery, (ii) on the first business day following deposit with an overnight carrier, if used, and (iii) on the second (2nd) day following deposit in the U.S. Mail, if notice is mailed. If escrow has opened, a copy of any notice given to a party shall also be given to Escrow Agent by any method provided for herein.

23. CLOSING COSTS.

(a) Closing Costs. Seller and Buyer agree to pay closing costs as indicated in this Agreement and in the escrow instructions attached hereto as Exhibit G, and by this reference incorporated herein (the “Escrow Instructions”). At COE, Seller shall pay (i) the costs of releasing all liens, judgments, and other encumbrances that are to be released and of recording such releases, (ii) one-half the fees and costs due Escrow Agent for its escrow or closing services, (iii) the transfer tax associated with the sale of the Property, if any, and (iv) all other costs to be paid by Seller under this Agreement. At COE, Buyer shall pay (i) one-half the fees and costs due Escrow Agent for its escrow or closing services, (ii) the cost of the Survey, and (iii) all other costs to be paid by Buyer under this Agreement. Except as otherwise provided for in this Agreement, Seller and Buyer will each be solely responsible for and bear all of their own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors incurred at any time in connection with pursuing or consummating the transaction contemplated herein.

(b) Prorations. Real estate taxes and special assessments from and after rent commencement under the Lease are paid by the Tenant and shall not be prorated, except that any installments of taxes or assessments actually paid by Tenant to Seller, as landlord, and not paid over to the taxing authority at the time of COE shall be credited to Buyer at Closing. Further, Seller shall credit to Buyer at closing an amount equal to all unpaid taxes and assessments related to any period of time prior to the commencement of rent under the Lease, and, as between Seller and Buyer, Buyer shall take over and assume responsibility for all taxes and assessments payable from and after Closing. All prorations shall be calculated through escrow as of COE based upon the latest available information, including, without limitation, a credit to Buyer for any rent prepaid by Tenant for the period beginning with and including the date on which COE occurs and including the last day of the month in which COE occurs. All other credits to Buyer shall be similarly prorated. Any other closing costs not specifically designated as the responsibility of either Party in the Escrow Instructions or in this Agreement shall be paid by Seller and Buyer according to the usual and customary allocation of the same for similar transactions in the Minneapolis/St. Paul greater metropolitan area. Seller agrees that all closing costs payable by Seller shall be deducted from Seller’s proceeds otherwise payable to Seller at COE. Buyer shall deposit with Escrow Agent sufficient cash to pay all of Buyer’s closing costs. Except as provided in this Section 23(a), Seller and Buyer shall each bear their own costs in regard to this Agreement.

(c) Lease Abatement Payments. Seller and Buyer acknowledge that pursuant to the terms of the Lease, Basic Rent (as such term is defined in the Lease) otherwise payable under the Lease is subject to an abatement equal to $3,786.08 for each day after December 15, 2012 that the Property is not Substantially Complete (as such term is defined in the Lease) and an abatement equal to $7,572.16 for each day after December 31, 2012 that the Property is not Substantially Complete. At closing, Seller shall credit Buyer an amount equal to all such abatements to which Tenant is entitled from and after the Closing Date.

(d) Post-Closing Adjustment. If after COE, the parties discover any errors in adjustments and apportionments or additional information becomes available which would render the closing prorations materially inaccurate, the same shall be corrected as soon after their discovery as possible. The provision of this Section 23(c) shall survive COE for a period of eighteen (18) months, and no adjustment shall be made later than eighteen (18) months after COE unless prior to such date the Party seeking the adjustment shall have delivered a written notice to the other Party specifying the nature and basis for such claim; provided, however, in the event an adjustment is sought due to the fact that current tax bills with respect to the Property had not yet been issued as of COE, the provisions of this Section 23(c) shall survive with respect to any closing proration of real property taxes until thirty (30) days after Buyer’s receipt of tax bills for the period of time during which COE occurred. In the event that such claim is valid, the Party against whom the claim is sought shall have ten (10) days in which to remit any adjustment due.

(e) Instructions. This Agreement, together with the Escrow Instructions, shall constitute escrow instructions for the transaction contemplated herein. Such escrow instructions shall be construed as applying principally to Escrow Agent’s employment.

(f) Survival. The provisions of this Section 23 shall survive COE.

24. ESCROW CANCELLATION CHARGES. If escrow fails to close because of Seller’s default, Seller shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close because of Buyer’s default, Buyer shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close for any other reason, Seller and Buyer shall each be liable for one-half of any cancellation charges of Escrow Agent. The provisions of this Section 24 shall survive cancellation of this Agreement.

25. APPROVALS. Concerning all matters in this Agreement requiring the consent or approval of any Party, the Parties agree that any such consent or approval shall not be unreasonably withheld unless otherwise provided in this Agreement.

26. Intentionally Omitted.

27. ADDITIONAL ACTS. The Parties agree to execute promptly such other documents and to perform such other acts as may be reasonably necessary to carry out the purpose and intent of this Agreement.

28. GOVERNING LAW. This Agreement shall be governed by and construed or enforced in accordance with the laws of the State of Iowa.

29. CONSTRUCTION. The terms and provisions of this Agreement represent the results of negotiations among the Parties, each of which has been represented by counsel of its own choosing, and neither of which has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and the Parties each hereby waive the application of any rule of law which would otherwise be applicable in connection with the interpretation and construction of this Agreement that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed Agreement or any earlier draft of the same.

30. TIME OF ESSENCE. Time is of the essence of this Agreement. However, if this Agreement requires any act to be done or action to be taken on a date which is a Saturday, Sunday or legal holiday, such act or action shall be deemed to have been validly done or taken if done or taken on the next succeeding day which is not a Saturday, Sunday or legal holiday, and the successive periods shall be deemed extended accordingly. Unless otherwise specifically provided herein, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State of Iowa, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of such period shall be deemed to end at 11:59 p.m., CST.

31. INTERPRETATION. If there is any specific and direct conflict between, or any ambiguity resulting from, the terms and provisions of this Agreement and the terms and provisions of any document, instrument or other agreement executed in connection herewith or in furtherance hereof, including any Exhibits hereto, the same shall be consistently interpreted in such manner as to give effect to the general purposes and intention as expressed in this Agreement which shall be deemed to prevail and control.

32. HEADINGS. The headings of this Agreement are for reference only and shall not limit or define the meaning of any provision of this Agreement.

33. FAX AND COUNTERPARTS. This Agreement may be executed by facsimile, by email (in “.pdf” format) and/or in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.

34. INCORPORATION OF EXHIBITS BY REFERENCE. All Exhibits to this Agreement are fully incorporated herein as though set forth at length herein.

35. SEVERABILITY. If any provision of this Agreement is unenforceable, the remaining provisions shall nevertheless be kept in effect.

36. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties and supersedes all prior agreements, oral or written, with respect to the subject matter hereof. The provisions of this Agreement shall be construed as a whole and not strictly for or against any Party.

37. INDEMNITY. Seller shall indemnify, hold harmless and defend Buyer, Buyer’s affiliates, the partners, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Indemnified Parties”) from any and all demands, claims (including, without limitation, causes of action in tort), legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, reasonable attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims”) that may arise on account of or in any way be connected with any actions, suits, proceedings or claims brought by third parties against Buyer (a) relating to any actual or alleged events, acts or omissions occurring with respect to the Property prior to COE, and/or (b) based upon Buyer’s ownership of the Property but with respect to which the claimed loss, damage or injury occurred prior to COE. Buyer shall indemnify, hold harmless and defend Seller, Seller’s affiliates, the partners, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns from any and all Claims that may arise on account of or in any way be connected with any actions, suits, proceedings or claims brought by third parties against Seller (y) relating to any actual or alleged events, acts or omissions occurring with respect to the Property from and after COE, and/or (z) based upon Seller’s ownership of the Property but with respect to which the claimed loss, damage or injury occurred from and after COE. The provisions of this Section 37 shall survive COE for a period of twelve (12) months.

38. PRIVILEGE TAXES. Seller represents, warrants and covenants to Buyer that all state and local transaction privilege, sales, excise, use or similar taxes relating to the development, sale or rental of the Property (including, without limitation any speculative builder tax, owner-builder tax, or construction contractor tax) have been paid and Seller shall pay any such taxes that may arise as a result of the sale of the Property to Buyer as and when due. Seller shall indemnify, hold harmless and defend the Indemnified Parties from any and all Claims relating to a breach of the preceding sentence. The provisions of this Section shall survive COE.

39. SEC S-X 3-14 AUDIT. In order to enable Buyer to comply with reporting requirements, Seller agrees to provide Buyer and its representatives information sufficient for Buyer to comply with SEC Rule 3-14 of Regulation S-X, including Seller’s most current financial statements relating to the financial operation of the Property for the current fiscal year and the most recent pre-acquisition fiscal year, and upon request, support for certain operating revenues and expenses specific to the Property (collectively, the “SEC Filing Information”). Seller understands that certain of such financial information may be included in filings required to be made by Buyer with the U.S. Securities and Exchange Commission. Nothing herein shall be deemed to require Seller to deliver any information to Buyer about Seller as a corporate entity, unrelated to the Property, it being agreed that Seller shall provide the foregoing as to the income and expenses related to the Property only. This Section 39 shall survive Closing for a period of one (1) year.

40. PUNCHLIST HOLDBACK. If the tenant estoppel certificate indicates that there are any unperformed, incomplete, defective or deficient items (collectively, “Punchlist Items”) still to be completed by Seller with respect to the Property and if, prior to COE, Tenant has not confirmed to Seller in writing that such items have been completed to Tenant’s reasonable satisfaction, then, provided that Seller agrees to escrow an amount equal to One Hundred Twenty-Five Percent (125%) of the estimated cost to cure all Punchlist Items yet uncured (such cost to be estimated by Seller’s general contractor or architect, subject to Buyer’s reasonable approval of such estimate) (the “Punchlist Escrow”), Buyer agrees that the existence of such Punchlist Items shall not be a reasonable basis upon which to reject the tenant estoppel certificate. The Punchlist Escrow shall be deducted by the Escrow Agent from the Purchase Price and shall be held by the Escrow Agent pursuant to the terms of post-closing holdback agreement executed by Buyer, Seller and Escrow Agent, which shall provide, in part, for release of the Punchlist Escrow to Seller upon written confirmation from Tenant of completion of the Punchlist Items and as more particularly set forth below. Buyer and Seller shall use good faith efforts to agree upon the form of such escrow agreement during the Study Period.

After Closing, Seller and its agents and contractors shall have access to the Property to the limited extent necessary to complete the Punchlist Items, subject to the rights of Tenant under the Lease. If Buyer has not received written confirmation from Tenant that all Punchlist Items have been completed to Tenant’s reasonable satisfaction within the earlier of (a) ninety (90) days following COE, or (b) any applicable deadline for completion of such Punchlist Items set forth in the Lease, or if Seller and/or Buyer has received notice from Tenant that the landlord is in default of its obligations under the Lease with respect to the Punchlist Items, then Buyer shall be entitled, but not obligated, to undertake the cure of any remaining Punchlist Items and in connection therewith shall be entitled to retain up to the entire balance of the Punchlist Escrow upon presentation to Escrow Agent of invoices and other receipts for expenses reasonably incurred in connection therewith. Further, upon presentation by Buyer of evidence reasonably satisfactory to Seller that Buyer expended amounts in excess of the amount of the Punchlist Escrow to complete such Punchlist Items, Seller shall pay or cause to be paid to Buyer an amount equal to such excess within fifteen (15) days after receipt of such evidence. The provisions of this Section 40 shall survive COE.

41. Intentionally deleted.

42. LIKE-KIND EXCHANGE. (a) Seller agrees to reasonably cooperate with Buyer by executing such documents or taking such action as Buyer reasonably requests in connection with any tax deferred exchange pursuant to Section 1031 of the Tax Code, provided that (i) the transaction contemplated by this Agreement shall not be conditioned upon completion of such exchange; (ii) Seller shall not be required to take title to any real property in connection with any such exchange; (iii) Seller shall not incur any liability by reason of any such exchange; and (iv) Seller shall not be relieved of any of its obligations under this Agreement as a result of any such exchange.

(b) Buyer agrees to reasonably cooperate with Seller by executing such documents or taking such action as Seller reasonably requests in connection with any tax deferred exchange pursuant to Section 1031 of the Tax Code, provided that (i) the transaction contemplated by this Agreement shall not be conditioned upon completion of such exchange; (ii) Buyer shall not be required to take title to any real property (other than the Property) in connection with any such exchange; (iii) Buyer shall not incur any liability by reason of any such exchange; and (iv) Buyer shall not be relieved of any of its obligations under this Agreement as a result of any such exchange.

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the Effective Date.

SELLER:	RYAN ANKENY, LLC
a Minnesota limited liability company

	By:	/s/ Timothy M. Gray
	Name:	Timothy M. Gray
	Its:	President

BUYER:	SERIES C, LLC,
an Arizona limited liability company

	By:	/s/ John M. Pons
	Name:	John M. Pons
	Its:	Authorized Officer